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EXHIBIT 4(A)



                 CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND
                 ---------------------------------------------
                      RIGHTS OF SERIES B PREFERRED STOCK
                      ----------------------------------

     OXIS International, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Restated Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of Preferred Stock designated as Series B Preferred Stock.

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors does hereby provide for the issue of, and does hereby issue, a series of Preferred Stock, par value $0.01 per share, of the Corporation, to be designated "Series B Preferred Stock," initially consisting of Six Hundred Forty-Two Thousand Five Hundred Eighty-Three (642,583) shares and to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof, as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

     A.  Designation and Amount.  The shares of such series shall be designated
         ----------------------
as "Series B Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be 642,583.

     B.  Rights, Preferences and Privileges.  The rights, preferences,
         ----------------------------------
privileges and restrictions granted to or imposed upon the Series B Preferred Stock are as follows:

     1.  Series B Dividends.
         ------------------

         (a) The holders of outstanding Series B Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of $0.115 per share of Series B Preferred Stock per annum before any dividend or distribution (other than pursuant to Section 4) is paid on Common Stock. Such dividend or distribution may be payable annually or otherwise as the Board of Directors may from time to time determine. Dividends or distributions (other than dividends payable solely in shares of Common Stock or distributions pursuant to Section 4) of up to $0.115 per share may be declared and paid upon shares of Common Stock in any fiscal year of

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the Corporation only if dividends shall have been paid on and declared and set apart upon all shares of Series B Preferred Stock at such annual rate in such year. After dividends or distributions of $0.115 per share have been declared and paid on the Common Stock in any fiscal year, all further dividends and distributions during such fiscal year shall be distributed among the holders of the Common Stock and the Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them. The right to such dividends on shares of Series B Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

     2.  Series B Voting Rights.
         ----------------------

         (a) Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise provided herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class or series vote and except as otherwise provided in Sections 2(b) and 2(c) hereof. Fractional votes by the holders of Series B Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

         (b) The number of directors shall be set as provided in the Bylaws of the Corporation. So long as any shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock outstanding, voting together as a class, shall be entitled to elect one (1) director. The holders of Common Stock voting together as a class, shall be entitled to elect the remaining directors to be elected.

         (c) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B Preferred Stock or Common Stock pursuant to Section 2(b) hereof, the remaining director or directors so elected by the holders of the Series B Preferred Stock or Common Stock as the case may be, may, by affirmative vote thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the vote of the shares of the applicable class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock or Common Stock or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office only by the vote of the Series B Preferred Stock or Common Stock as the

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case may be, provided that the shares voted against removal would not be sufficient to elect the director with cumulative voting.

     3.  Series B Conversion.  The holders of Series B Preferred Stock shall
         -------------------
have conversion rights as follows (the "Conversion Rights");


         (a)  Right to Convert.  Each share of Series B Preferred Stock shall be
              ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.33433 by the Series B Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series B Preferred Stock (the "Series B Conversion Price") shall initially be $2.33433 per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

         (b)  Automatic Conversion.  Each share of Series B Preferred Stock
              --------------------
shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.33433 by the Series B Conversion Price, in effect on the date of the receipt by the Corporation of the written consent to, or request for, such conversion from holders of at least three-fourths (3/4) of the Series B Preferred Stock then outstanding.

         (c)  Mechanics of Conversion.
              -----------------------

              (i) Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

              (ii) If a voluntary conversion is made in connection with an underwritten offering of securities pursuant to a registration statement filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the option of any holder tendering shares of Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Preferred

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Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

         (d)  Adjustments for Stock Dividends, Subdivisions, or Split-ups of
              --------------------------------------------------------------
Common Stock. If the number of shares of Common Stock outstanding at any time
------------
after the filing of this Certificate of Designation is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price for the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

         (e)  Adjustments for Combinations of Common Stock.  If the number of
              --------------------------------------------
shares of Common Stock outstanding at any time after the filing of this Certificate of Designation is decreased by a combination of the outstanding shares of Common Stock, then, effective at the close of business upon the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

         (f)  Adjustments for Other Distributions.  In the event the Corporation
              -----------------------------------
at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3(f) with respect to the rights of the holders of the Series B Preferred Stock.

         (g)  Adjustments for Reorganizations, Reclassifications, etc.  If the
              -------------------------------------------------------
Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this Corporation, or otherwise, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the

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Series B Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

         (h)  Certificates as to Adjustments.  Upon the occurrence of each
              ------------------------------
adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments, (B) the Conversion Price for such Series B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

         (i)  Notices of Record Date.  In the event that the Corporation shall
              ----------------------
propose at any time: (a) to declare any special dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not out of earnings or earned surplus; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (d) to merge or consolidate with or into any other corporation (other than a mere reincorporation transaction), or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

              (i) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and

              (ii) in the case of the matters referred to in (c) and (d) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         (j)  Reservation of Stock Issuable Upon Conversion.  The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock,

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such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

          (k) Fractional Shares. No fractional share shall be issued upon the
              -----------------
conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the board of directors of the Corporation).

          (l) Notices. Any notice required by the provisions of this Section 3
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to be given to the holders of shares of Series B Preferred Stock shall be deemed given on the date of delivery if delivered by hand delivery or by facsimile, or, if deposited in the United States mail (registered or certified), postage prepaid, and addressed to each holder of record at his or its address appearing on the books of the Corporation.

     4.   Series B Liquidation Preferences.
          ---------------------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other shares of this corporation other than Series B Preferred Stock by reason of their ownership thereof, the amount of $2.33433 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared or accrued but unpaid, dividends on such share, for each share of Series B Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b) After the payment to the holders of the Series B Preferred Stock of the amounts set forth in Section 4(a) above, the holders of the Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the other capital stock of the Company by reason of their ownership

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     thereof, an aggregate distribution equal to the total consideration received by the Corporation for the sale and issuance of all issued and outstanding Series B Preferred Stock, with each holder of Common Stock participating on a pro rata basis based on the number of shares of Common Stock they own. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then all assets and funds of the Corporation legally available for distribution after the payment to the holders of the Series B Preferred Stock of the amounts set forth in Section 4(a) shall be distributed ratably among the holders of the Common Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) After payments to (i) the holders of the Series B Preferred Stock of the amounts set forth in Section 4(a) above, and (ii) the holders of the Common Stock of the amounts set forth in Section 4(b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series B Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series B Preferred Stock then held by them.

            Series B Protective Provisions.  In addition to any other rights
            ------------------------------
provided by law, so long as any share of Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of the majority of the outstanding shares of Series B Preferred Stock voting separately as a separate class, take any action which alters or changes any of the rights, privileges or preferences of the Series B Preferred Stock, including without limitation increasing or decreasing the aggregate number of authorized shares of such series other than an increase incident to a stock split.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions."

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Designation to be duly executed by its Chairman of the Board and attested to by its Secretary this ____ day of July, 1995.

                               OXIS INTERNATIONAL, INC.


                               By:
                                    Ray R. Rogers
                                    Chairman of the Board
ATTEST:


Lawrance A. Brown, Jr.
Secretary

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